Exhibit 10.34

EXECUTION COPY

FOURTH AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT

dated as of and effective December 31, 2006

By and Between

Trex Company, Inc.

and

JPMorgan Chase Bank, N.A., as Issuing Bank and Administrative Agent

in connection with the Letter of Credit

securing

$25,000,000

Mississippi Business Finance Corporation

Variable Rate Demand Environmental Improvement Revenue Bonds

(Trex Company, Inc. Project), Series 2004

FOURTH AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT

TABLE OF CONTENTS

This Table of Contents is not a part of this Fourth Amendment to Reimbursement and Credit Agreement and is only for convenience of reference.

-i-

FOURTH AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO REIMBURSEMENT AND CREDIT AGREEMENT (this “Fourth Amendment”), dated as of and effective December 31, 2006, between TREX COMPANY, INC., a Delaware corporation (the “Borrower”) and JPMorgan Chase Bank, N.A., as Issuing Bank (in such capacity the “Bank”) and Administrative Agent (in such capacity the “Administrative Agent”).

BASIS FOR THIS FOURTH AMENDMENT

1. This Fourth Amendment is authorized by Section 11.03 of the Reimbursement and Credit Agreement dated as of December 1, 2004, among the Borrower, the Bank and the Administrative Agent (the “Original Agreement”). The terms, conditions and provisions of the Original Agreement, as amended by the First Amendment to Reimbursement and Credit Agreement dated July 25, 2005, among the Borrower, the Bank and the Administrative Agent (the “First Amendment”), the Second Amendment to Reimbursement and Credit Agreement dated as of and effective December 31, 2005 (the “Second Amendment”) and the Third Amendment to Reimbursement and Credit Agreement dated as of and effective November 21, 2006 (the “Third Amendment” and together with the Original Agreement, the First Amendment and the Second Amendment, the “Amended Agreement”) are incorporated into this Fourth Amendment by reference to the same extent and with the same force and effect as if fully stated in this Fourth Amendment.

2. The Borrower, the Bank and the Administrative Agent have agreed to a further amendment to (a) Section 6.11 of the Original Agreement in order to provide a new Fixed Charge Coverage Ratio on December 31, 2006 and March 31, 2007, (b) Section 6.12 of the Original Agreement in order to provide a new ratio of Funded Net Debt to Consolidated EBITDA on December 31, 2006 and March 31, 2007 and (c) Section 7.01 in order to permit an increase in the amount of Debt outstanding under the BBT Agreement. The Bank and the Administrative Agent have also agreed to certain other consents and agreements as herein provided.

3. In consideration of the premises and of the mutual covenants herein contained, and for good and valuable consideration, the Bank, the Administrative Agent and the Borrower do mutually covenant and agree, as follows:

Section 1. Definitions; Rules of Interpretation.

1.1 Definitions . For purposes of this Fourth Amendment, all capitalized words and phrases not defined in this Fourth Amendment shall have the meanings given to them in Section 1.01 of the Original Agreement.

1.2 Rules of Interpretation . For all purposes of the Agreement the following shall govern, except as otherwise expressly provided for or unless the context otherwise requires:

(i) The “Agreement” shall mean the Amended Agreement as modified, altered, amended or supplemented by this Fourth Amendment and as it may from time to time be further modified, altered, amended or supplemented.

(ii) All references in this Fourth Amendment to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the Original Agreement unless otherwise indicated.

(iii) Terms defined in this Fourth Amendment shall have the meanings prescribed for them where defined herein.

(iv) All accounting terms not otherwise defined in this Fourth Amendment shall have the meanings assigned to them in accordance with the Original Agreement.

(v) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders.

(vi) Terms in the singular include the plural and vice versa.

(vii) The headings and the table of contents set forth in this Fourth Amendment are solely for convenience of reference and shall not constitute a part of this Fourth Amendment nor shall they affect its meaning, construction or effect.

Section 2. Amendment of Original Agreement.

2.1 Amendment of Section 1.01 of the Original Agreement . Section 1.01 of the Original Agreement is hereby amended by inserting the following defined term in the correct alphabetical order to read as follows:

“USA Patriot Act” means the United Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute, including the rules or regulations promulgated thereunder, in each case as in effect from time to time.

2.2 Amendment of Section 2.02(a) of the Original Agreement . Section 2.02(a) of the Original Agreement, as amended by the Second Amendment is hereby further amended to read in its entirety as follows:

“(a) The Borrower hereby agrees to pay to the Bank, in advance, on each Fee Payment Date until the expiration or termination of the Letter of Credit, a nonrefundable facility fee calculated based on the Stated Amount as of the Fee Payment Date and based on a 360 day year but charged on the actual number of days elapsed. The amount payable on the (i) Issuance Date shall be based upon the ratio of Funded Net Debt to Consolidated EBITDA as of September 30, 2004 and based upon the number of days from the Issuance Date through and including March 31, 2005 and (ii) the amount payable on each Fee Payment Date thereafter shall be based upon the ratio of Funded Net Debt to Consolidated EBITDA as disclosed in the Certificate of Compliance most recently delivered for purposes of demonstrating the Borrower’s compliance with

Section 6.12(b) hereof and based upon the number of days in the calendar quarter commencing on such Fee Payment Date, and, in each case, shall be calculated using the following: (w) less than or equal to 1.00X, the annual facility fee shall be 65 basis points; (x) more than 1.00X but less than or equal to 1.50X, the annual facility fee shall be 75 basis points; (y) more than 1.50X but less than 2.00X, the annual facility fee shall be 85 basis points; and (z) 2.00X or greater, the annual facility fee shall be 100 basis points; provided further, the notwithstanding the foregoing, the annual facility fee due on April 1, 2007 shall be 125 basis points and the annual facility fee due on July 1, 2007 shall be 150 basis points.”

2.3 Amendment of Section 6.10 of the Original Agreement . Section 6.10 of the Original Agreement is hereby amended to read in its entirety as follows:

“Section 6.10 USA Patriot Act. The Borrower shall provide information to the Administrative Agent and the Bank Participants, and take such other and further actions as the Administrative Agent or the Bank Participants shall reasonably require, to enable the Administrative Agent and the Bank Participants to comply with the USA Patriot Act. The Administrative Agent hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, the Administrative Agent and/or the Bank Participants may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will enable the Administrative Agent and the Bank Participants to identify the Borrower in accordance with the USA Patriot Act.”

2.4 Amendment of Section 6.11 of Original Agreement . Section 6.11 of the Original Agreement, as amended by the First Amendment and the Second Amendment, is hereby further amended to read in its entirety as follows:

“The Borrower will not (a) as of the end of any fiscal quarter of the Borrower during Fiscal Year 2005, permit the Fixed Charge Coverage Ratio for the four quarter period ended as of the end of such fiscal quarter to be less than 1.30 to 1.00, (b) as of the end of any fiscal quarter of the Borrower ending during the period from December 31, 2005 to and including October 31, 2006, permit the Fixed Charge Coverage Ratio for the four quarter period ended as of the end of such fiscal quarter to be less than 1.50 to 1.00; provided that the Fixed Charge Coverage Ratio shall not be measured for the fiscal quarters ending December 31, 2005 and March 31, 2006, (c) as of the end of the fiscal quarter of the Borrower ending on December 31, 2006, permit the Fixed Charge Coverage Ratio for the four quarter period ended as of the end of such fiscal quarter to be less than 1.45 to 1.00, (d) as of the end of the fiscal quarter of the Borrower ending on March 31, 2007, permit the Fixed Charge Coverage Ratio for the four quarter period ended as of the end of such fiscal quarter to be less than 1.30 to 1.00, and (e) as of the end of any fiscal quarter of the Borrower ending on or after June 30, 2007, permit the Fixed Charge Coverage Ratio for the four quarter period ending as of the end of such fiscal quarter to be less than 1.50 to 1.00.”

2.5 Amendment of Section 6.12(b) of Original Agreement . Section 6.12(b) of the Original Agreement, as amended by the Second Amendment and the Third Amendment, is hereby further amended to read in its entirety as follows:

“(b) The Borrower will not, as of the end of any fiscal quarter, permit the ratio of Funded Net Debt to Consolidated EBITDA for the four-quarter period ended as of the end of such fiscal quarter to exceed the following amounts for the following periods: (i) 4.3 to 1 for the period commencing on October 1, 2006 to and including December 31, 2006, (ii) 6.2 to 1 for the period commencing on January 1, 2007 to and including March 31, 2007 and (iii) 2.50 to 1.00 thereafter.”

2.6 Amendment of Section 7.01(c) of Original Agreement . Section 7.01(c) of the Original Agreement is hereby amended to read in its entirety as follows:

“(c) Debt outstanding under the BBT Agreement (including the Real Estate Term Loan Obligations (as defined in the BBT Agreement) and the Revolving Credit Loan Obligations (as defined in the BBT Agreement) (which have been increased to an authorized amount not to exceed $100,000,000 through June 30, 2007 and shall revert to $20,000,000 thereafter)) and under the Notes (as defined in the BBT Agreement) and the Subsidiary guarantees required pursuant thereto;”

Section 3. Representations of the Parties. Each of the parties hereto hereby represents and warrants to the other parties as follows:

3.1 Due Organization. Each party is an organization duly organized, validly existing under the law of the state of its formation and in good standing in all jurisdictions required for it to conduct its business as now conducted and has full power and authority to carry on its business as now conducted.

3.2 Due Authorization. Each party has full power and authority to execute, deliver and perform this Fourth Amendment and to carry out the transactions contemplated hereby. This Fourth Amendment has been duly and validly executed and delivered by each party and constitutes the valid and binding obligation of each party, enforceable in accordance with its terms, except to the extent that enforceability may be limited by laws affecting creditors’ rights and debtors’ obligations generally, and legal limitations relating to remedies of specific performance and injunctive and other forms of equitable relief.

3.3 No Conflict. The execution, delivery and performance of this Fourth Amendment (as well as any other instruments, agreements, certificates or other documents contemplated hereby, if any) do not (a) violate any laws, rules, regulations, court orders or orders of any governmental or regulatory body applicable to the parties or their respective property, (b) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with any governmental body or other entity that has not been obtained or made or (c) violate or conflict with any provision of the organizational document, operating agreement or bylaws of such party.

3.4. Further Assurances. Each party hereto, at the reasonable request of any other party hereto, will execute and deliver such other documents and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

Section 4. Special Representations of the Borrower The Borrower hereby represents and warrants to the other parties as follows:

4.1. Prior Representations and Warranties The representations and warranties of the Borrower in the Amended Agreement are true and correct in all material respects as of the date hereof.

4.2. No Default There is no Default or Event of Default under the Amended Agreement.

4.3. Full Force and Effect All provisions of Amended Agreement continue in full force and effect with respect to the Borrower.

4.4. BBT Agreement Amendment The BBT Agreement was amended to contain provisions similar to those contained in Section 2.1 and 2.2 hereof on February     , 2007.

Section 5. More Favorable Covenants. If, after the date hereof, any of the covenants, representations and warranties or events of default, or any other material term or provision, contained in the BBT Agreement is amended, restated, supplemented or otherwise modified to make such covenant, representation and warranty or event of default, or any other material term or provision more favorable, in the sole but reasonable opinion of the Administrative Agent, to the lender or lenders under the BBT Agreement than are the terms of this Fourth Amendment to the Bank and the Bank Participants, this Fourth Amendment shall be amended to contain each such more favorable covenant, representation and warranty, event of default, term or provision, and the Borrower hereby agrees to so amend this Fourth Amendment and to execute and deliver all such documents requested by the Administrative Agent to reflect such amendment. Prior to the execution and delivery of such documents by the Borrower, unless the Administrative Agent has waived in writing its rights under this Section 5, this Fourth Amendment shall be deemed to contain each such more favorable covenant, representation and warranty, event of default, term or provision of the BBT Agreement for purposes of determining the rights and obligations hereunder.

Section 6. Consent. The Bank and the Administrative Agent hereby consent to the Borrower granting a Lien on its Accounts and Inventory (each as defined in the UCC) to secure (a) the “Revolving Credit Loan Obligations” as defined in the BBT Agreement and (b) the obligations of the Borrower under or in connection with the Note Agreement; provided, however, that this consent is conditioned upon the principal amount of the advances with respect to the Revolving Credit Loan Obligations being in an authorized amount not exceeding $100,000,000 through June 30, 2007 and not exceeding $20,000,000 thereafter. The Lien consented to in this Section 6 shall be a Permitted Encumbrance.

Section 7. Miscellaneous.

7.1 Governing Law . The substantive laws of the State shall govern the construction and enforcement of this Fourth Amendment without giving effect to the application of choice of law principles.

7.2 Execution in Counterparts . This Fourth Amendment may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

7.3 Costs and Expenses . The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Bank in connection with the preparation, execution and delivery of this Fourth Amendment and any other documents which may be delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank and the Administrative Agent with respect thereto.

7.4 Modification Fee . The Borrower shall have paid to the Bank in immediately available funds a modification fee in the amount of $5,000, which fee shall be deemed fully earned and non-refundable once paid.

Section 8. Effective Date. This Fourth Amendment shall become effective immediately.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

TREX COMPANY, INC.

By:	/s/ Paul D. Fletcher
Paul D. Fletcher
Senior Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Bank and Administrative Agent

By:	/s/ Sandra BVM Braun
Sandra BVW Braun
Senior Vice President